Filed pursuant to Rule 424(b)(3)

Registration No. 333-214896

PROSPECTUS SUPPLEMENT NO. 3

STICKER SUPPLEMENT

to Prospectus dated

February 14, 2017

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GWG HOLDINGS, INC.

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This “Prospectus Supplement No. 3—Sticker Supplement to Prospectus dated February 14, 2017,” supplements and amends our prospectus dated February 14, 2017, and our earlier issued Prospectus Supplement No. 1 dated March 15, 2017, and our earlier issued Prospectus Supplement No. 2 (sticker) dated March 17, 2017 (collectively referred to simply as our “prospectus”). You should read this sticker supplement together with the prospectus since the information contained herein supplements and amends the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS STICKER SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus sticker supplement is April 3, 2017

Note of Explanation – Corrections to Certain Non-GAAP Financial Information

In March 2017, we identified an error in the manner in which we had accrued actuarial gain on certain of the life insurance policies in our portfolio. This error was limited to situations in which the cumulative actuarial accrual exceeded the estimated gross economic profit on a non-GAAP basis. The impact of this error is limited to our earlier reported non-GAAP financial measures for “adjusted non-GAAP net income” and “adjusted non-GAAP tangible net worth.” The table below sets forth the initially reported, and corrected, total adjusted non-GAAP net income and total adjusted non-GAAP tangible net worth measures for fiscal years 2016 and 2015. These corrections to non-GAAP financial measures do not affect our compliance with any borrowing covenants under our senior credit facilities as of the dates set forth below, or as of the date of this disclosure.

	Three months ended				Year ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
As reported:
GAAP net income attributable to common shareholders	$1,074,000	$1,881,000	$(2,997,000)	$(3,103,000)	$(3,145,000)
Unrealized fair value gain	(11,532,000)	(21,241,000)	(21,073,000)	(16,736,000)	(70,582,000)
Adjustments to cost basis	15,367,000	16,373,000	19,948,000	21,130,000	72,818,000
Accrual of unrealized actuarial gain	8,180,000	9,391,000	11,769,000	10,211,000	39,551,000
Total non-GAAP net income	$13,089,000	$6,404,000	$7,647,000	$11,502,000	$38,642,000

Total non-GAAP tangible net worth	$118,922,000	$128,454,000	$149,361,000	$182,514,000	$182,514,000

As corrected:
GAAP net income attributable to common shareholders	$1,074,000	$1,881,000	$(2,997,000)	$(3,103,000)	$(3,145,000)
Unrealized fair value gain	(11,532,000)	(21,241,000)	(21,073,000)	(16,736,000)	(70,582,000)
Adjustments to cost basis	15,367,000	16,373,000	19,948,000	21,130,000	72,818,000
Accrual of unrealized actuarial gain	6,067,000	7,460,000	10,129,000	8,217,000	31,873,000
Total non-GAAP net income	$10,976,000	$4,473,000	$6,007,000	$9,508,000	$30,964,000

Total non-GAAP tangible net worth	$106,389,000	$113,990,000	$133,257,000	$164,416,0000	$164,416,000

	Three months ended				Year ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
As reported:
GAAP net income attributable to common shareholders	$3,262,000	$(2,250,000)	$(3,631,000)	$(4,774,000)	$(7,393,000)
Unrealized fair value gain	1,894,000	(14,028,000)	(14,517,000)	(12,720,000)	(39,371,000)
Adjustments to cost basis	12,229,000	12,414,000	13,345,000	14,081,000	52,069,000
Accrual of unrealized actuarial gain	4,241,000	7,974,000	9,201,000	10,150,000	31,566,000
Total non-GAAP net income	$21,626,000	$4,110,000	$4,398,000	$6,737,000	$36,871,000

Total non-GAAP tangible net worth	$98,775,000	$101,427,000	$105,605,000	$112,555,000	$112,555,000

As corrected:
GAAP net income attributable to common shareholders	$3,262,000	$(2,250,000)	$(3,631,000)	$(4,774,000)	$(7,393,000)
Unrealized fair value gain	1,894,000	(14,028,000)	(14,517,000)	(12,720,000)	(39,371,000)
Adjustments to cost basis	12,229,000	12,414,000	13,345,000	14,081,000	52,069,000
Accrual of unrealized actuarial gain	3,352,000	6,969,000	7,909,000	7,978,000	26,208,000
Total non-GAAP net income	$20,737,000	$3,105,000	$3,106,000	$4,565,000	$31,513,000

Total non-GAAP tangible net worth	$92,824,000	$94,471,000	$97,357,000	$102,135,000	$102,135,000